Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Reports Third Quarter 2006 EPS of $2.37

Company Repurchases 1.1 Million Shares in Q3 06;

Diluted EPS Now Expected to be in the Range of $9.25 - $9.75 for Fiscal Year 2006

ATLANTA, July 27, 2006 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended June 30, 2006. Highlights of the quarter are as follows:

Quarter Ended June 30, 2006

•                  Net income of $102.6 million, or $2.37 per diluted share, compared to net income of $112.7 million, or $2.50 per diluted share in the prior year’s third quarter.

•                  Home closings: 4,156, compared to 4,631 in the prior year.

•                  Total revenues: $1.20 billion, compared to $1.29 billion in the prior year.

•                  Operating income margin:  13.0%, compared to 13.8% in the prior year.

•                  New orders: 4,378 homes, compared to 5,202 in the prior year.

•                  Backlog at 6/30/06: 9,449 homes with a sales value of $2.85 billion, compared to 10,635 homes with a sales value of $3.12 billion at 6/30/05.

•                  Repurchased 1.07 million shares for approximately $50.1 million; year-to-date share repurchases totaled 3.09 million for $183.3 million.

“Beazer Homes delivered solid fiscal third quarter financial results in an increasingly difficult housing market,” said President and Chief Executive Officer, Ian J. McCarthy. “Across the country, the housing markets that had experienced rapid price appreciation have seen significant increases in cancellation rates and resale home inventories. While it is difficult to predict the duration of these current market trends, our broad geographic and product diversity, coupled with our commitment to profitability and prudent capital allocation, should position us well for the future. We continue to believe that the long-term industry fundamentals, based on demographic driven demand and employment trends, together with further supply constraints, remain compelling.”

Total home closings declined 10.3% from the prior year as decreases in closings in the West and Florida homebuilding segments were offset partially by increases in the Mid-Atlantic, Southeast and Other homebuilding segments. Net new home orders totaled 4,378 homes for the quarter, a decline of 15.8% from the third quarter of the prior year. Increases in several markets in the Southeast homebuilding segment and Texas in the Other homebuilding segment were offset primarily by significantly decreased new home orders in the West and Florida homebuilding segments. Conditions in each of the company’s major markets have become considerably more challenging as the seasonal strengthening of sales trends did not materialize to the extent previously anticipated and historically experienced.

The company achieved an operating income margin of 13.0% in the third quarter, a decline of 80 basis points from the prior year, as a result of a higher percentage of closings from lower margin markets, higher market driven sales incentives and costs associated with exiting markets and land option contracts no longer meeting the company’s return criteria. These costs were offset by both a reduction in warranty accruals and insurance recoveries related to progress made in resolving the Trinity Homes warranty issue.

Capital Allocation Initiatives, Liquidity and Share Repurchases

“While the current market environment is more challenging than anticipated earlier in the year, we remain focused on the value drivers which we believe will benefit us in the long term,” said James O’Leary, Executive Vice President and Chief Financial Officer. ”During the quarter, we exited a number of less profitable markets and positions while raising the liquidity required to take advantage of the opportunities that will generate meaningfully higher returns in the future.  The increase in our revolving credit facility and the two debt offerings completed this quarter meaningfully strengthened our financial position and liquidity, positioning us for the eventual upturn.  We will continue to focus on opportunistically growing our business while prudently returning capital to our shareholders during this more challenging period.”

The results for the quarter also included approximately $11 million in pre-tax charges to write off land options and exit positions that were no longer providing sufficient returns. The company also incurred approximately $1 million of additional pre-tax charges during the quarter to exit land positions and close its operations in Ft. Wayne and Lafayette, Indiana while significantly downsizing its operations in Memphis, Tenn.  Collectively, these actions will focus the company’s spending on its highest value opportunities.

During the third quarter of fiscal 2006, the company repurchased 1,069,100 shares of its common stock under its 10 million share repurchase authorization for approximately $50.1 million or $46.88 per share. Year to date, the company has repurchased 3,090,900 shares, for a total of $183.3 million. At June 30, net debt to total capitalization stood at 52%. The company expects its net debt to capitalization ratio to be within its year-end target range of under 50% at September 30 after it completes what is its historically strongest quarter for closings and cash flow generation.

Trinity Homes Update

The company regularly reviews its estimate of the costs required to resolve the claims associated with the Trinity Homes class action lawsuit which was settled in October 2004.  During the recent quarter’s review, the company concluded that, based on the numbers of homes remediated and estimates of costs to resolve the remaining claims, approximately $15 million of accruals associated with this matter were no longer required.   Since the commencement of the remediation program, the company’s cost per home has continued to decrease as homes requiring more extensive repairs were addressed first, coupled with improvement in the internal processes and procedures as the company gained experience in addressing these issues. These improvements, which include enhanced bidding and inspection processes, have yielded meaningful benefits on a per home basis. Also during the quarter the company realized approximately $4 million in insurance and subcontractor recoveries related to reimbursement for defense, investigative and remediation costs. The company continues to aggressively pursue recovery of defense, investigative and remediation costs from both its insurance carriers and subcontractors to obtain maximum restitution.

Fiscal 2006 EPS Outlook

McCarthy concluded, “We expect continued execution of our Profitable Growth Strategy, including our share repurchase program, to result in continued profitability and enhanced shareholder value in the near and long term. Looking ahead, we do not see conditions in the housing markets improving significantly in the remainder of the fiscal year. As such, we have adjusted our expectation for our fiscal 2006 diluted earnings per share to be in a range of $9.25- $9.75. This compares to adjusted earnings per share of $8.72 in fiscal 2005.

Conference Call

The company will hold a conference call today, July 27, 2006, at 11:00 AM ET to discuss the results and take questions. You may listen to the conference call and view the company’s slide presentation over the internet by going to the “Investor Relations” section of the company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-369-1904. To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 888-568-0121 (available through August 3, 2006), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the company’s strategies to broaden target price points and lessen dependence on the entry-level product offering in certain markets will not achieve desired results, and other factors described in the company’s Annual Report on Form 10-K/A for the year ended September 30, 2005 filed with the Securities and Exchange Commission on May 25, 2006.

Use of Non-GAAP Financial Information

In addition to the results in this press release reported in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has provided information regarding adjusted fiscal 2005 earnings per share which excludes the effects of the non-cash goodwill impairment charge recorded during the second quarter of fiscal 2005. Management believes that this adjusted financial result is useful to both management and investors in the analysis of the company’s financial performance when comparing it to prior periods and that it provides investors with an important perspective on the current underlying operating performance of the business by isolating the impact of a non-cash adjustment related to a previous acquisition.

Below is a reconciliation of this non-GAAP financial measure, adjusted fiscal 2005 earnings per share, as well as adjusted fiscal 2005 net income used to derive adjusted fiscal 2005 earnings per share, to the most directly comparable financial measures calculated and presented in accordance with GAAP:

Twelve Months Ended
(in thousands, except per share data)	September 30, 2005

Reported net income	$262,524
Reported net income per common share	$5.87

Adjusted Net Income and Earnings Per Share:
Reported net income	$262,524
Goodwill impairment loss	130,235
Net income, excluding goodwill impairment loss	$392,759

After-tax interest add-back to pro-forma net income for ‘if converted’ treatment of convertible notes incalculation of diluted net income per common share	$5,325

Diluted net income per common share, excluding goodwill impairment loss	$8.72

Diluted weighted average shares outstanding	45,634

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
INCOME STATEMENT
Total revenue	$1,203,538	$1,293,227	$3,578,245	$3,181,302
Home construction and land sales expenses	894,231	963,699	2,681,613	2,456,111
Gross profit	309,307	329,528	896,632	725,191

Selling, general and administrative expenses	153,412	150,891	436,283	363,555
Goodwill impairment charge	—	—	—	130,235
Operating income	155,895	178,637	460,349	231,401

Equity in income of unconsolidated joint ventures	127	2,951	809	3,150
Other income	1,480	987	7,165	4,987

Income before income taxes	157,502	182,575	468,323	239,538
Income taxes	54,878	69,835	171,435	141,438
Net income	$102,624	$112,740	$296,888	$98,100

Net income per common share:
Basic	$2.60	$2.78	$7.37	$2.43
Diluted	$2.37	$2.50	$6.70	$2.24

Weighted average shares outstanding, in thousands:
Basic	39,435	40,497	40,281	40,400
Diluted	43,929	45,666	44,909	45,510

Interest incurred	$31,759	$22,798	$85,195	$64,269
Interest amortized to cost of sales	$22,071	$21,568	$60,788	$54,880
EPS interest add back - Convertible debt	$1,347	$1,331	$4,038	$3,993
Depreciation and amortization	$8,055	$5,676	$19,097	$15,311

SELECTED BALANCE SHEET DATA

	June 30, 2006	September 30, 2005	June 30, 2005
Cash	$24,366	$297,098	$8,098
Inventory	3,752,862	2,901,165	2,986,994
Total assets	4,383,609	3,770,516	3,483,091
Total debt (net of discount of $3,766, $4,118 and $3,535)	1,791,903	1,321,936	1,265,924
Shareholders’ equity	1,631,064	1,504,688	1,333,879

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands)

OPERATING DATA

	Quarter Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
SELECTED OPERATING DATA
Closings:
West region	1,037	1,630	3,294	3,972
Mid-Atlantic region	477	439	1,432	1,175
Florida region	362	528	1,375	1,234
Southeast region	1,033	933	2,818	2,613
Other homebuilding	1,247	1,101	3,339	2,813
Total closings	4,156	4,631	12,258	11,807
New orders, net of cancellations:
West region	861	1,464	2,799	4,473
Mid-Atlantic region	461	514	1,261	1,582
Florida region	380	591	1,453	1,599
Southeast region	1,295	1,242	3,315	3,059
Other homebuilding	1,381	1,391	3,646	3,273
Total new orders	4,378	5,202	12,474	13,986
Backlog units at end of period:
West region	2,499	3,508
Mid-Atlantic region	1,022	1,454
Florida region	1,337	1,565
Southeast region	2,251	1,823
Other homebuilding	2,340	2,285
Total backlog units	9,449	10,635
Dollar value of backlog at end of period	$2,852,052	$3,121,702

	Quarter Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
SUPPLEMENTAL FINANCIAL DATA:

Revenues
Homebuilding operations	$1,178,360	$1,262,890	$3,491,646	$3,126,302
Land and lot sales	18,568	20,789	64,119	29,767
Financial services	12,392	13,708	36,505	35,872
Intercompany elimination	(5,782)	(4,160)	(14,025)	(10,639)
Total revenues	$1,203,538	$1,293,227	$3,578,245	$3,181,302
Gross Profit
Homebuilding operations	$300,058	$312,877	$861,434	$683,535
Land and lot sales	(3,143)	2,943	(1,307)	5,784
Financial services	12,392	13,708	36,505	35,872
Total gross profit	$309,307	$329,528	$896,632	$725,191
Selling, general and administrative
Homebuilding operations	$143,250	$141,315	$405,250	$337,564
Financial services	10,162	9,576	31,033	25,991
Total selling, general and administrative	$153,412	$150,891	$436,283	$363,555

SELECTED SEGMENT INFORMATION
Revenue:
West region	$389,934	$533,667	$1,230,380	$1,334,306
Mid-Atlantic region	232,373	211,279	664,987	500,884
Florida region	108,551	139,181	421,901	317,241
Southeast region	215,708	197,333	581,610	488,732
Other homebuilding	250,362	202,219	656,887	514,906
Financial services	12,392	13,708	36,505	35,872
Intercompany elimination	(5,782)	(4,160)	(14,025)	(10,639)
Total revenue	$1,203,538	$1,293,227	$3,578,245	$3,181,302

Operating income
West region	$60,340	$117,716	$211,321	$298,198
Mid-Atlantic region	53,336	50,706	155,952	111,263
Florida region	17,797	18,594	86,684	41,567
Southeast region	25,350	18,298	52,026	31,092
Other homebuilding	1,895	3,411	(4,516)	8,516
Financial services	2,230	4,132	5,472	9,881
Segment operating income	160,948	212,857	506,939	500,517
Corporate and unallocated	(5,053)	(34,220)	(46,590)	(269,116)
Total operating income	$155,895	$178,637	$460,349	$231,401